EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
nVIEW Corporation:

We consent to incorporation by reference in the registration statements on Forms S-8 (No. 33- 44682, No. 33-76904, No. 33-38349 and No. 333-20023) of nVIEW
Corporation and subsidiaries of our report dated February 17, 1998, except as to note 7, which is as of March 8, 1998, relating to the consolidated balance sheets of nVIEW Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of nVIEW Corporation.



                                                  /s/ KPMG Peat Marwick LLP

Norfolk, Virginia
April 13, 1998